UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2006

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

000-33001

(Commission File Number)

Delaware	77-0154833
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1501 Industrial Road

San Carlos, CA 94070

(Address of principal executive offices, with zip code)

650-802-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

At its December 14, 2006 meeting, the Compensation Committee of the Board of Directors of Natus Medical Incorporated (the “Company”) approved the base salaries and bonus program for the Company’s executive officers for the period beginning January 1, 2007 and ending December 31, 2007.

The Compensation Committee approved the base salary amounts set forth on the table below based on a review of the Company’s performance and competitive market data:

Executive	January 1 –December 31, 2007 Salary
James B. Hawkins	$375,000
Christopher D. Chung, M.D.	$230,000
William L. Mince	$225,000
Steven J. Murphy	$225,000
Kenneth M. Traverso	$210,000

The Compensation Committee approved a cash bonus plan for executive officers of the Company based on the Company achieving its budgeted pre-tax profit for 2007. Mr. Hawkins’ cash bonus may range from 37.5% to a maximum of 112.5%, and the cash bonuses for each of Dr. Chung and Messrs. Murphy and Mince may range from 17.5% to a maximum of 52.5% of the target amount (based on the amount of actual pre-tax profit relative to the budgeted amount). The target bonus for each of Dr. Chung and Messrs. Mince and Murphy is 35% of 2007 base salary, and for Mr. Hawkins is 75% of 2007 base salary. Mr. Traverso’s bonus is comprised of payments made pursuant to a sales compensation plan that is paid on a regular basis throughout the year. The payment of bonuses pursuant to this plan is at the discretion of the Board of Directors.

The Compensation Committee also approved the form of an amendment to the employment agreements between the Company and each of its executive officers to provide that the acceleration-of-vesting provisions that apply to certain stock options will similarly apply to all equity awards. The form of the amendment is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Number	Description
10.1	Form of Amendment to Executive Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED
(Registrant)

Dated: December 20, 2006	By:	/s/ Steven J. Murphy
Steven J. Murphy
Vice President Finance and Chief Financial Officer

Exhibit Index

Number	Description
10.1	Form of Amendment to Executive Employment Agreement